ON March 4th, 2003 it was reported that Mr. Ryan had resigned as the President and CEO and as a Director, and that Mr. R.A. Moss had resigned as the CFO and as a Director. This was reported inaccurately and the Board of Directors wishes to apologize for any misunderstanding to all concerned.

On February 26, 2003, the Board of Directors accepted the resignation of Ron Ryan as Chief Executive Officer. Mr.
Ryan will stay on as the Chairman of the Board and will continue to contribute to the Company has Chairman of the Board of Directors. Mr. Ryan shall also be retained as a consultant to the Company in the areas of Sales and Marketing and Product Development.

Mr. R.A. Moss is the Chief Financial Officer and a Director of the Company with no change in his status.

On  February 26,  2003,  the Board of directors selected
Ronald A. Davis as the President/CEO, and as a director of the Company.